Exhibit 4.18

[Translation of Chinese Original]

Termination Agreement of Share Pledge

This Termination Agreement of Equity Pledge (hereinafter referred to as “this Agreement”) is executed in Beijing, the People’s Republic of China (hereinafter referred to as “China”) on November 24th, 2008, by and between:

Pledgee: Beijing Super TV Co., Ltd.

Registered Address: Room 406, Building B, 5-2, Jing-Meng Hi-Tech Mansion, Shangdi East Road, Haidian District, Beijing

Pledger: Novel-Tongfang Information Engineering Co., Ltd.

Registered Address: 1st Floor, Building A, Incubation Center, Shishan Software Scientific and Technological Park, Nanhai, Foshan

In consideration of that the Pledgee and the Pledger have executed the Share Pledge Agreement (Attachment 1) on September 1, 2005, the Parties intend to terminate the same;

NOW THEREFORE, the parties through friendly consultation agree as below:

1.	The Parties agree to terminate the Share Pledge Agreement (Attachment 1) executed on September 1, 2005, by and between the Pledgee and the Pledger.

2.	This Agreement shall be effective upon the signatures or seals of the Parties.

3.	This Agreement is written in Chinese in duplicate, with each party holding one copy.

Pledgee: Beijing Super TV Co., Ltd.
(Seal)
Signature: /s/ Jianhua Zhu

Pledger: Novel-Tongfang Information Engineering Co., Ltd.
(Seal)
Signature: /s/ Wangzhi Chen

Attachment 1:  Share Pledge Agreement (omitted)